Exhibit (a)(8)

                            SCUDDER INVESTMENT TRUST

                              Amended and Restated
                     Establishment and Designation of Series
           of Shares of Beneficial Interest, $.01 Par Value Per Share

         The undersigned, being a majority of the duly elected and qualified Trustees of Scudder Investment Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Section 5.11 of the Amended and Restated Declaration of Trust dated November 3, 1987, as amended (the "Declaration of Trust"), having heretofore divided the shares of beneficial interest, $.01 par value per share, of the Trust ("Shares") into separate series (each individually a "Fund" or collectively the "Funds"), hereby establish and designate one or more additional Funds, each Fund to have the following designations and special and relative rights:

         1. The Funds heretofore designated are as follows:

                  Scudder Growth and Income Fund
                  Scudder Large Company Growth Fund
                  Scudder Classic Growth Fund
                  Scudder S&P 500 Index Fund

         2. The additional Fund designated hereby is as follows:

                  Scudder Real Estate Investment Fund

         3. Each Fund shall consist of an unlimited number of Shares. Each Fund shall be authorized to hold cash and invest in securities and instruments and use investment techniques as described in the Trust's registration statement under the Securities Act of 1933, as amended from time to time. Each Share of each Fund shall be redeemable as provided in the Declaration of Trust, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which shares of that Fund shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to that Fund. The proceeds of sales of Shares of a Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to that Fund, unless otherwise required by law. Each Share of a Fund shall be entitled to receive its pro rata share of the net assets of that Fund upon liquidation of that Fund. Upon redemption of a Shareholder's Shares or indemnification for liabilities incurred by reason of a Shareholder's being or having been a shareholder of the Fund, or the entry of a final judgment in favor of a Shareholder by reason of being or having been a Shareholder of the Fund, such Shareholder shall be paid solely out of the property of the Fund.

         4. Shareholders of the Trust shall vote together on any matter, except to the extent otherwise required by the Investment Company Act of 1940, as amended (the "1940 Act"), or when the Trustees have determined that the matter affects only the interest of Shareholders of one or more Funds, in which case only the Shareholders of such Fund or Funds shall be entitled to vote thereon. Unless otherwise determined by the Trustees, any matter shall be deemed to have been effectively acted upon with respect to the Fund if acted upon as provided in Rule 18f-2 under the 1940 Act or any successor rule and in the Declaration of Trust. The Trustees may, in conjunction with the establishment of any additional series or class of shares of the Trust, establish or reserve the right to establish conditions under which the several series or classes shall have separate voting rights or no voting rights.

         5. The Shares of the various Funds outstanding, and the assets and liabilities of such Funds shown on the books of the Trust, as of the close of business on the date hereof shall be unaffected by this instrument.

         6. After the close of business on the date hereof, the assets and liabilities of the Trust shall be allocated among the Funds as set forth in
Section 5.11 of the Declaration of Trust, except as provided below.

                  (a) Costs incurred by the Trust on behalf of Scudder Real Estate Investment Fund in connection with the organization and registration of shares of such Fund shall be amortized by such Fund over the five-year period beginning with the month the Fund commences operations, unless otherwise required by applicable law or generally accepted accounting principles.

                  (b) The liabilities, expenses, costs, charges or reserves of the Trust which are not readily identifiable as belonging to any particular Fund shall be allocated among the Funds on the basis of their relative average daily net assets.

                  (c) The Trustees may from time to time in particular cases make specific allocations of assets or liabilities among the Funds.

         7. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any Fund now or hereafter created, or to otherwise change the special and relative rights of any such Fund provided that such change shall not adversely affect the rights of Shareholders of a Fund.

         The foregoing shall be effective upon execution.



/s/Henry P. Becton, Jr.
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Henry P. Becton, Jr., as Trustee



/s/Dawn-Marie Driscoll
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Dawn-Marie Driscoll, as Trustee



/s/Peter B. Freeman
-----------------------------------
Peter B. Freeman, as Trustee

/s/George M. Lovejoy, Jr.
-----------------------------------
George M. Lovejoy, Jr., as Trustee



/s/Wesley W. Marple, Jr.
-----------------------------------
Wesley W. Marple, Jr., as Trustee



/s/Daniel Pierce
-----------------------------------
Daniel Pierce, as Trustee



/s/Kathryn L. Quirk
-----------------------------------
Kathryn L. Quirk, as Trustee



/s/Jean C. Tempel
-----------------------------------
Jean C. Tempel, as Trustee


Dated:  December 9, 1997


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